EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                FOR RELEASE  September 1, 2009

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES 2009 SECOND-QUARTER RESULTS

•
Comparable same-store sales, excluding impacts of revenue deferral adjustments, foreign currency translation, loyalty program revenue deferral and store closures, decreased 8% versus the prior-year second quarter.

o
Second-quarter PictureMe Portrait Studio® brand comparable store sales, as adjusted, increased 7% year-over-year due, in large part, to the successful integration and digital conversion of the acquired  studios

o	Second-quarter Sears Portrait Studio brand comparable store sales, as adjusted, decreased 20% year-over-year

•	Second-quarter Adjusted EBITDA increased to $4.5 million versus $2.9 million in the prior-year period.

•
Second-quarter diluted EPS improved to a loss of ($0.49) compared with a loss of ($0.56) a year ago reflecting the impact of cost reductions and productivity improvements implemented throughout the organization.  EPS in the quarter was significantly affected by special charges in connection with the recently completed proxy contest and litigation costs.

•
Company entered into a new six-year license agreement with Sears Canada, effective August 19, 2009.  Under the new agreement, the Company will convert all remaining Sears Canada film studios to an all-digital format.

ST. LOUIS, September 1, 2009 – CPI Corp. (NYSE: CPY) today reported results for the second quarter ended July 25, 2009.

“We continue to see positive results from our digital platform conversion, which we completed in the third quarter of last year.  We have also successfully reduced our costs by over 11% since last year’s second quarter reflecting anticipated benefits from our integration process as well as strong overall cost containment” said Renato Cataldo, president and chief executive officer.  “Although difficult economic conditions continue to pressure results, we are pleased with our progress on several longer-term initiatives, and we continue to improve upon the Company’s sales and performance management processes, including our customer acquisition and retention programs.”

Net sales for the fiscal 2009 second quarter decreased $8.2 million, or 9%, to $81.4 million from the $89.6 million reported in the 2008 second quarter.  Excluding impacts of net revenue recognition change of $3.0 million, foreign currency translation ($1.8 million), revenue deferral related to positive response to the Company’s loyalty programs ($1.5 million), store closures ($1.7 million) and other net adjustments of $300,000, comparable same-store sales decreased $6.5 million or 8%.

Net sales from the Company’s PictureMe Portrait Studio® brand (PMPS), on a comparable same-store basis, excluding impacts of net revenue recognition change, foreign currency translation, loyalty program revenue deferral, store closures and other items, totaling ($2.3 million), increased 7% in the second quarter of 2009 to $42.6 million from $39.8 million reported in the second quarter of 2008.  PMPS sales performance for the second quarter was the result of an approximate 25% increase in average sale per customer sitting, offset in part by an approximate 14% decline in the number of sittings.  The Company attributes its increase in average sale per customer sitting primarily to customers’ positive response to the new offerings made possible by the recently completed digital conversion and the implementation of new sales and performance management processes.  The Company believes the sittings decline reflects the difficult economic environment, which has especially pressured customer demand in lower income categories.

During the second quarter of 2009, net sales from the Company’s Sears Portrait Studio brand (SPS), on a comparable same-store basis, excluding impacts of net revenue recognition change, foreign currency translation, loyalty program revenue deferral, store closures and other items, totaling $600,000, was $37.3 million, a decrease of 20% from $46.6 million reported in the second quarter of 2008.  SPS sales performance for the second quarter was the result of declines in the number of sittings and sales per sitting of approximately 19% and 1%, respectively.  The Company believes the decline in SPS brand sales reflects the difficult economic environment which pressured sittings volumes (particularly in the off-season) and led to an especially pronounced reduction in walk-in business not tied to the Company’s direct marketing programs.  The Company believes declines have been mitigated in part by improving execution of the Company’s customer outreach and loyalty programs.

The Company also reported a net loss of $3.4 million, or ($0.49) per diluted share, for the fiscal 2009 second quarter, versus a net loss of $3.6 million, or ($0.56) per diluted share, reported for the second quarter of fiscal 2008.  EPS in the quarter was significantly affected by special charges in connection with the recently completed proxy contest of $977,000 and litigation costs of $536,000.  Second-quarter Adjusted EBITDA increased to $4.5 million versus $2.9 million in the prior-year period.  The improvements in net income and Adjusted EBITDA year-over-year include the impact of cost reductions and productivity improvements implemented throughout the organization.

Costs and expenses were $84.8 million in the second quarter of 2009, down significantly from the $93.9 million recorded in the second quarter of 2008.

Cost of sales, excluding depreciation and amortization expense, was $6.7 million in the second quarter of 2009, compared with $8.9 million in the second quarter of 2008.  The decrease is principally attributable to lower overall manufacturing production levels, improved product mix, increased manufacturing productivity, the elimination of film and related shipping costs stemming from the PMPS digital conversion, and decreased overhead costs resulting from the integration of the PMPS operations.

Selling, general and administrative (SG&A) expenses were $70.3 million for the second quarter of 2009, compared with $78.1 million in the second quarter of 2008.  The decrease in SG&A expenses primarily relates to lower studio employment costs due to scheduling improvements and selected operating hour reductions; fiscal 2008 nonrecurring costs associated with the PMPS digital conversion; elimination of duplicative costs in connection with the PMPS integration; favorable foreign exchange rate translation; and reduced workers’ compensation expense due to improved claims management.  These decreases were offset in part by increases in higher average hourly studio rates and increased sales incentives in connection with new studio and field initiatives.

Depreciation and amortization expense was $5.6 million in the second quarter of 2009, unchanged from a year ago.  Depreciation expense increased as a result of the digital equipment purchased for the PMPS digital conversion throughout fiscal 2008; however, it was equally offset by a reduction in expense related to the streamlining of manufacturing facilities and closure of unprofitable studios.

In the second quarter of 2009, the Company recognized $2.2 million in other charges and impairments, compared with $1.3 million recognized in the second quarter of 2008.  The current year charges are primarily associated with the recently completed proxy contest, certain PMPS integration charges, including severance and lab closure costs, and litigation costs.  The prior-year charges are primarily associated with litigation costs, certain fees incurred in connection with the settlement of the previous Sears license agreement, and certain PMPS integration charges, including severance and lab closure costs.

In the second quarter of 2009, the Company made a voluntary prepayment of $5.0 million of outstanding principal of the debt.  Additionally, the Company applied proceeds of approximately $1.0 million in the second quarter of 2009 from the sale of the Charlotte, North Carolina warehouse to the outstanding principal of the debt in connection with certain mandatory prepayment requirements under its credit agreement.

Company Enters Into New Six-Year License Agreement with Sears Canada
Effective August 19, 2009, the Company entered into a new six-year license agreement with Sears Canada, pursuant to which the Company will operate professional portrait studios in approximately 110 Sears locations in Canada.  The terms of the agreement provide greater operating flexibility than the previous contract.  As a result of this new agreement, CPI Corp. will convert all remaining Sears Canada film studios to an all-digital format by the end of the 2009 third quarter.  “We are pleased to continue our relationship with Sears Canada, which has been a mutually rewarding partnership over many years,” said Cataldo.  “By implementing our proven digital model within this network of high-quality stores and leveraging the additional operating flexibility afforded by our new agreement, we expect to improve significantly the operating contribution of our Canadian operations.”

Third-Quarter Preliminary Sales Update
The Company’s preliminary net sales for the first five weeks of the third quarter, on a comparable same-store point-of-sale basis, excluding the impacts of foreign currency translation, decreased 6% compared with the corresponding period in the prior year.  PMPS and SPS net sales for the first five weeks of the third quarter were +10% and –20%, respectively.

Conference Call/Webcast Information
The Company will host a conference call and audio webcast on Tuesday, September 1, 2009, at 10:00 a.m. Central time to discuss the financial results and provide a Company update.  To participate on the call, please dial 800-706-7745 or 617-614-3472 and reference passcode 43794844 at least five minutes before start time.

The webcast can be accessed on the Company’s own site at http://www.cpicorp.com as well as http://www.earnings.com.  To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.  A replay will be available on the above websites as well as by dialing 888-286-8010 or 617-801-6888 and providing passcode 54803967.  The replay will be available through September 15 by phone and for 30 days on the Internet.

CPI Corp. uses the Investor Relations page of its website at http://www.cpicorp.com to make information available to its investors and the public.  You can sign up to receive e-mail alerts whenever the Company posts new information to the website.

About CPI Corp.
CPI Corp. has been dedicated to helping families conveniently create cherished photography portrait keepsakes that capture a lifetime of memories for more than 60 years.  CPI Corp. provides portrait photography services in approximately 3,000 locations, principally in Sears and Walmart stores.  As the first in the category to convert to a fully digital format, CPI Corp. studios offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait – all for an affordable price.  CPI Corp. is based in St. Louis and traded on the New York Stock Exchange (ticker: CPY).

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.  Such risks include, but are not limited to: the Company's dependence on Sears and Walmart, the approval of the Company’s business practices and operations by Sears and Walmart, the termination, breach, limitation or increase of the Company's expenses by Sears under the license agreements, or Walmart under the lease and license agreements, customer demand for the Company's products and services, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, high level of indebtedness, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to pension plan and impact of foreign currency translation.  The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CPI CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	12 Weeks	Vs	12 Weeks	24 Weeks	Vs	24 Weeks
	July 25, 2009		July 19, 2008	July 25, 2009		July 19, 2008

Net sales	$81,377		$89,562	$174,844		$192,930

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	6,682		8,863	13,641		19,627
Selling, general and administrative expenses	70,358		78,118	145,512		160,706
Depreciation and amortization	5,552		5,565	11,591		13,058
Other charges and impairments	2,187		1,334	2,607		2,853
	84,779		93,880	173,351		196,244

Income (loss) from continuing operations	(3,402)		(4,318)	1,493		(3,314)

Interest expense	1,928		1,366	3,418		2,887

Interest income	118		118	240		480

Other income (expense), net	7		(2)	16		3

Loss from continuing operations
before income tax benefit	(5,205)		(5,568)	(1,669)		(5,718)

Income tax benefit	(1,776)		(2,156)	(570)		(2,218)

Net loss from continuing operations	(3,429)		(3,412)	(1,099)		(3,500)

Net loss from discontinued operations
net of income tax benefit	0		(189)	0		(357)

Net loss	$(3,429)		$(3,601)	$(1,099)		$(3,857)

Net loss per common share - diluted
From continuing operations	$(0.49)		$(0.53)	$(0.16)		$(0.54)
From discontinued operations	0.00		(0.03)	0.00		(0.06)
Net loss - diluted	$(0.49)		$(0.56)	$(0.16)		$(0.60)

Net loss per common share - basic
From continuing operations	$(0.49)		$(0.53)	$(0.16)		$(0.54)
From discontinued operations	0.00		(0.03)	0.00		(0.06)
Net loss - basic	$(0.49)		$(0.56)	$(0.16)		$(0.60)

Weighted average number of common and
common equivalent shares outstanding:
Diluted	7,005		6,468	6,977		6,459

Basic	7,005		6,468	6,977		6,459

MORE...

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)

	12 Weeks	Vs.	12 Weeks	24 Weeks	Vs.	24 Weeks
	July 25, 2009		July 19, 2008	July 25, 2009		July 19, 2008

Capital expenditures	$1,327		$13,689	$2,234		$24,988

EBITDA is calculated as follows:
Net loss from continuing operations	$(3,429)		$(3,412)	$(1,099)		$(3,500)
Income tax benefit	(1,776)		(2,156)	(570)		(2,218)
Interest expense	1,928		1,366	3,418		2,887
Depreciation and amortization	5,552		5,565	11,591		13,058
Other non-cash charges	187		250	416		384

EBITDA (1) & (5)	$2,462		$1,613	$13,756		$10,611

Adjusted EBITDA (2)	$4,462		$2,947	$15,947		$13,464

EBITDA margin (3)	3.03%		1.80%	7.87%		5.50%

Adjusted EBITDA margin (4)	5.48%		3.29%	9.12%		6.98%

(1)
EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness.  EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$2,462	$1,613	$13,756	$10,611
EBITDA adjustments:
Proxy contest fees	977	-	977	-
Litigation costs	566	544	428	763
Cost associated with acquisition	417	184	730	946
Contract negotiations/Sears	-	472	-	978
Other	40	134	56	166

Adjusted EBITDA	$4,462	$2,947	$15,947	$13,464

(3) EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

(4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(5) As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	12 Weeks	Vs.	12 Weeks	24 Weeks	Vs.	24 Weeks
	July 25, 2009		July 19, 2008	July 25, 2009		July 19, 2008

EBITDA	$2,462		$1,613	$13,756		$10,611
Income tax benefit	1,776		2,156	570		2,218
Interest expense	(1,928)		(1,366)	(3,418)		(2,887)
Adjustments for items not requiring cash:
Deferred income taxes	(1,912)		(329)	(537)		(2,719)
Deferred revenues and related costs	(2,813)		(731)	814		(2,787)
Other, net	409		19	(98)		1,014
Decrease (increase) in current assets	(332)		2,174	(3,127)		3,950
Increase (decrease) in current liabilities	(1,194)		(11,271)	(5,349)		(13,339)
Increase (decrease) in current income taxes	(194)		(362)	(348)		(692)

Cash flows from continuing operations	$(3,726)		$(8,097)	$2,263		$(4,631)

MORE...

CPI CORP.
CONSOLIDATED BALANCE SHEETS
JULY 25, 2009 AND JULY 19, 2008
(In thousands)

	July 25, 2009	July 19, 2008
Assets

Current assets:
Cash and cash equivalents	$15,052	$19,277
Other current assets	39,406	32,660
Net property and equipment	42,386	67,208
Intangible assets	61,590	64,946
Other assets	21,567	25,764

Total assets	$180,001	$209,855

Liabilities and stockholders' equity

Current liabilities	$60,626	$60,998
Long-term debt obligations	88,458	105,153
Other liabilities	30,122	32,271
Stockholders' equity	795	11,433

Total liabilities and stockholders' equity	$180,001	$209,855

###